Exhibit 3.2

FORM OF SERIES B “FIXED” PROMISSORY NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

Interest Rate: _____%

Date: _____________

FOR VALUE RECEIVED, the undersigned, Norhart Invest LLC, a Minnesota limited liability company, (the “Company”), PROMISES TO PAY to the order of ____________ (together with its successors and assigns, the “Investor”) the sum of ____________ ($________), together with unpaid interest at the rate specified below.

1. Principal and Term. The full term (the “Term”) of this Series B “Fixed” Promissory Note (the “Note”) shall commence as of the date of this Note set forth above until _____________ (the “Maturity Date”). Subject to Section 2, the Outstanding Principal Balance (as defined herein) shall be due and payable in full on the Maturity Date. For clarity, the Company and the Investor agree that if the Investor purchases Notes on multiple dates, the applicable Term of each Note shall begin on the date of purchase of such Note and be governed by the terms of the applicable Note. For purposes of this Note, “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Note that remains unpaid.

2. Interest.

(a) Calculation. Interest shall accrue on the Outstanding Principal Balance at the Interest Rate set forth above per annum until the earliest to occur of the following: (i) the Note is either prepaid, redeemed or called by the Company; or (ii) the Maturity Date pursuant to the Purchase Agreement by and among the Investor and the Company, as may be amended, restated, supplemented or otherwise modified from time to time (the “Purchase Agreement”). We compound interest daily, using the Daily Balance Method to calculate the interest on an Investor’s Note. This method applies a daily periodic rate to the Investor’s Note each day. First, a Daily Periodic Rate is calculated by using the following equation:

Daily Periodic Rate = (1 + Annual Rate) ^ (1 / 365) – 1

At the end of each day, the principal and the interest that has accrued to the Investor’s Note (including interest that hasn’t yet been posted) are added together and multiply that total by the Daily Periodic Rate. The result of that calculation is the interest the Investor earned on the Note for that day.

(b) Payments. All payments of interest by the Company under this Note shall accrue during the Term and shall be paid to the Investor on the Maturity Date. Payments will be made by transfer of funds by the Company to the Investor’s Promissory Notes Account established on the Company’s website at https://www.norhart.com/invest, or on the smartphone application owned and operated by the Company (collectively, the “Platform”).

(c) Prepayment. This Note shall be callable, redeemable, and prepayable at any time by the Company, in its sole discretion, at par value plus any accrued but unpaid interest up to, but not including the date of prepayment. The Investor understands that if Notes are prepaid or called by the Company before the Notes’ Maturity Date and the Investor wishes to withdraw funds from the Investor’s Promissory Notes Account, the Investor must initiate such withdrawal through the Company’s Platform. The Investor acknowledges and agrees that Company will not automatically disburse funds to the Investor outside of the Investor’s Promissory Notes Account.

3. No Investor Redemption Right. This Note is not subject to any Investor’s redemption rights as set forth in the Purchase Agreement. This Note is not callable by the Investor. The Investor may not redeem funds from their Notes at any time.

4. Rollover of Note Proceeds. By default, on the Maturity Date of the Promissory Note will rollover into a new Series B “Fixed” Promissory Note for the same term. If the term is no longer offered, the Company will provide notice of which term the note will rollover into, if any. The starting balance of the new note will be the ending balance (including principal and interest) of the prior note. The interest rate will be the currently offered interest rate for the Promissory Note’s series and term. In the event of any rollover of a Series B “Fixed “Promissory Note, the Investor shall indicate its acceptance of such rollover of its Series B “Fixed” Promissory Note by checking the appropriate box on the Company’s Platform or by such other method as established by the Company. Any rollover of a Series B “Fixed” Promissory Note shall count toward the annual $75 million offering cap under Rule 251(a)(2). Any rollover consent will contain a link to the Offering Circular. If the Purchase Agreement, Terms of Service, or other related documents have been updated, then the new documents will govern the new note. The Investor may disable this rollover by disabling this auto renew feature on the Platform. The Investor may cancel this rollover within first 10 days of going into effect. If the rollover described above is disabled or canceled, then on the applicable maturity date of the Promissory Note, all payments received in respect of the outstanding principal balance and all accrued interest will rollover into a Series A “Flexible” Promissory Note at the current and effective interest rate as of the rollover date.

5. Recourse. Notwithstanding anything to the contrary contained herein, the principal of and accrued interest on this Note shall be payable by the Company to the Investor and shall represent a full and unconditional obligation of the Company, and the Investor shall have a first priority security interest in all of the assets of the Company.

6. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Company shall fail to pay as and when due in accordance with the terms hereof any principal on this Note, or premium, if any; (ii) the Company shall fail to pay as and when due in accordance with the terms hereof any interest on this Note, and such failure shall continue for sixty (60) days after the date when such payment is due and the time for payment has not been extended or deferred; or (iii) the Company shall cease its business operations, or file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding) or have any such petition filed against it, have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Investor may, by notice to the Company, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. Notwithstanding the foregoing, if any event described in clause (iii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

7. Binding Effect; Assignment. This Note shall be binding upon the Company and its successors and inure to the benefit of the Investor and its permitted successors and assigns. The obligations of the Company under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

8. Miscellaneous.

(a) Payment. Both principal and interest are payable in lawful money of the United States of America to the Investor by credit to the Investor’s Promissory Notes Account, from which the Investor may then collect funds via any method provided on the Platform.

(b) No Waiver. No delay on the part of the Investor in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Investor be estopped from enforcing the same or any other provision at any later time or in any other instance.

(c) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to principles of conflict of laws.

(d) Notice of Dispute Resolution by Binding Arbitration. Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of any claim or dispute relating to this Note be final and binding arbitration pursuant to the terms and conditions set forth in the Purchase Agreement between the Company and the Investor (the “Arbitration Provision”), which is incorporated herein by reference. The Investor may opt out of the Arbitration Provision for all purposes by sending an arbitration opt out notice to Norhart Invest LLC, c/o Norhart Invest LLC, 1081 4th St. SW, Suite 400, Forest Lake, MN 55025, Attention: Investor Support that is received within thirty (30) days of the date of the Investor’s first electronic acceptance of the terms of this Note. The opt out notice must clearly state that the Investor is rejecting arbitration; identify the agreement to which it applies by date; provide the Investor’s name, address, and social security or TIN-number; and be signed by the Investor. No other methods can be used to opt out of the Arbitration Provision. If the opt out notice is sent on the Investor’s behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on the Investor’s behalf. The Arbitration Provision as set forth in this Section 8(d) shall run with the Promissory Note and shall apply to any holder of this Promissory Note for its life.

(e) does not waive the compliance by the Company with the federal securities laws and the rules and regulations promulgated thereunder.

(f) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE INVESTOR WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS NOTE. NOTWITHSTANDING THE FOREGOING SENTENCE, BY AGREEING TO THIS SECTION 8(E), THE INVESTOR IS NOT DEEMED TO HAVE WAIVED THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER.

(g) Caption Headings. Caption or section headings in this Note are for convenience purposes only and are not to be used to interpret or define the provisions of the Note.

(h) Electronic Signatures. The Company and the Investor each agree that the Electronic Signature (defined below), whether digital or encrypted, of the Company and the Investor are intended to authenticate this writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC §§ 7001, et seq.), or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first above written.

NORHART INVEST LLC,
a Minnesota limited liability company

By:
Name:
Title:

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